Exhibit 10.2
THE EXECUTIVE NONQUALIFIED EXCESS PLAN
OF
SUNBELT RENTALS, INC.

ARTICLE I
ESTABLISHMENT AND PURPOSE

Sunbelt Rentals, Inc. (the “Company”) previously established The Executive Nonqualified Excess Plan of Sunbelt Rentals, Inc. (the “Plan”), and hereby amends and restates the Plan effective January 1, 2026. The terms of this Plan, as amended, are intended to apply only to deferrals with respect to compensation earned after January 1, 2026, and the terms of the Plan in effect prior to January 1, 2026, shall continue to apply to any deferrals with respect to compensation earned before January 1, 2026. The Plan is a deferred compensation plan for a select group of management and highly compensated employees of the Company who contribute materially to the continued growth, development and future business success of the Company. Except as otherwise indicated, capitalized terms shall have the meaning provided in Article XII below.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1.Eligibility; Commencement of Participation. Only Eligible Employees may become Participants. Eligible Employees shall be notified by the Administrator as to their eligibility to participate in the Plan. An Eligible Employee who is selected to participate in the Plan becomes a Participant by making a Deferral Election during the Open Enrollment Period in accordance with the procedures and forms specified by the Administrator.

2.2.Cessation of Active Participation. If the Administrator determines that a Participant is no longer an Eligible Employee, the Participant shall cease active participation in the Plan, including for purposes of Deferrals and Company Contributions, on the last day of the Plan Year during which the Participant ceased to be an Eligible Employee and the terms of the Plan shall continue to apply to the Participant’s Account.

2.3.Acknowledgment of Authority. As a condition of participating in the Plan, each Participant agrees that the Administrator shall have sole and absolute discretion to construe, interpret, and administer the Plan and that all decisions, interpretations, and determinations by the Administrator shall be final and binding on the Company, Participants, Beneficiaries, and any other persons having or claiming an interest hereunder.

ARTICLE III
CONTRIBUTIONS

3.1.Deferral Elections.

(a)Annual Elections. The amount of Compensation that an Eligible Employee may elect to defer is as follows:

(1)Any whole-number percentage of up to 85% of Salary; and

(2)Any whole-number percentage of up to 85% of a Bonus.

(3)Separation from Service Election. A Participant’s Deferral Election for each Plan Year shall include a Separation from Service Election, which shall set forth the form of payment of the Participant’s Account upon the Participant’s Separation from Service, Disability, and death, which form may be (1) a single lump sum or (2) substantially equal installments over a period of up to ten (10) years.

(4)In-Service Election. A Participant’s Deferral Election for each Plan Year may also include an In-Service Election, which shall set forth the form of payment of the Participant’s Plan Year Account and/or vested Discretionary Company Contribution Account upon the Participant’s In-Service Distribution Date, which form may be (1) a single lump sum or (2) substantially equal annual installments over a period of up to five (5) years. In-Service Elections shall not apply to the Participant’s Nonelective Company Contribution Account.

(5)Change in Control Election. A Participant’s Deferral Election for each Plan Year may also include a Change in Control Election, which shall set forth the form of payment of the Participant’s Account upon the occurrence of a Change in Control, which form may be (1) a single lump sum or (2) substantially equal annual installments over a period of up to ten (10) years.

(6)Change in Control Separation Election. A Participant’s Deferral Election for each Plan Year may also include a Change in Control Separation Election, which shall set forth the form of payment of the Participant’s Account upon the Participant’s Separation from Service or death within the twelve (12) month period immediately following the occurrence of a Change in Control, which form may be (1) a single lump sum or (2) substantially equal annual installments over a period of up to ten (10) years. The Account of Participant who experiences a Disability within the period described in this Subsection (6) shall be distributed pursuant to the Participant’s election in Subsection (3) above.

Deferral Elections are effective on a calendar year basis. Any such election shall become irrevocable on the December 15 immediately preceding the Plan Year to which the Deferral Elections relate. A Participant’s Deferral Election will become effective only if the forms required by the Administrator have been properly completed by the Participant, timely delivered to the Administrator, and accepted by the Administrator. A Participant who fails to properly complete and file a Deferral Election will be treated as having elected not to make a Deferral Election for the following Plan Year.

(b)Cancellation of Deferral Election due to Unforeseeable Emergency. If a Participant experiences an Unforeseeable Emergency during a Plan Year, the Participant may submit a written request to the Administrator to cancel his or her Deferral Election for the remainder of the Plan Year to satisfy the Unforeseeable Emergency. If the Administrator either approves the Participant’s request (i) to cancel his or her Deferral Election, or (ii) for a distribution in accordance with Section 5.2(c) of the Plan, then effective as of the date the request is approved, the Administrator shall cancel the Participant’s Deferral Election and the Participant shall cease making Deferrals into the Plan for the remainder of the Plan Year. A Participant whose Deferral Election is canceled during a Plan Year in accordance with this Section may file a Deferral Election for subsequent Plan Years, provided the Deferral Election otherwise complies with the requirements of this Section 3.1.

(c)Cancellation of Deferral Election due to Disability. If a Participant becomes Disabled, the Administrator may, in its sole discretion, cancel the Participant’s Deferral Election, with respect to amounts to be deferred on or after the cancellation by the end of the Plan Year during which the Participant becomes Disabled or, if later, the 15th day of the third month following the date on which the Participant becomes Disabled. The Participant may elect to resume deferring amounts for subsequent Plan Years, provided the Deferral Election otherwise complies with the requirements of this Section 3.1.
3.2.Company Contributions. The Company may, at any time and from time to time, make a Company Contribution to some or all Participant Accounts in such amount and in such manner as may be determined by the Administrator in its sole discretion. The Company Contribution, if any, shall be subject to such procedures established by the Administrator and shall be credited to a Participant’s Account.

3.3.Vesting.
(a)A Participant shall be fully vested at all times in his or her Deferrals.

(b)A Participant shall become fully vested in his or her Discretionary Company Contributions upon the completion of three (3) Years of Service.

(c)Non-Elective Company Contributions shall vest in accordance with the terms and conditions established by the Administrator for the applicable Non-Elective Company Contribution, which terms and conditions may vary between Plan Years and Non-Elective Company Contributions.

(d)Notwithstanding the foregoing, all Company Contributions shall become fully vested upon a Participant’s death, Disability, attainment of Retirement Age, or upon the occurrence of a Change in Control.

ARTICLE IV
ACCOUNTS

4.1.Participant Accounts. The Administrator shall establish and maintain an Account for each Participant under the Plan.

(a)Plan Year Account. Each Plan Year, a Plan Year Account shall be established and maintained for each Participant, and shall be credited as appropriate for Deferrals in accordance with the Participant’s Deferral Election for that Plan Year, as well as any Earnings thereon, and debited for any distributions from the Plan Year Account.

(b)Discretionary Company Contribution Account. For each Plan Year that the Company makes a Discretionary Company Contribution to a Participant, a Discretionary Company Contribution Account shall be established for that Plan Year and credited with the amount of the Discretionary Company Contributions, as well as any Earnings thereon, and debited for any distributions made from the Discretionary Company Contribution Account.

(c)Non-Elective Company Contribution Account. For each Plan Year that the Company makes a Non-Elective Company Contribution to a Participant, a Non-Elective Company Contribution Account shall be established for that Plan Year and credited with the amount of the Non-Elective Company Contributions, as well as any Earnings thereon, and debited for any distributions from the Non-Elective Company Contribution Account.

4.2.Notional Investment Fund(s). To the extent permitted by the Administrator, at the time an Eligible Employee makes a Deferral Election, he or she may designate the Notional Investment Fund(s) for the hypothetical investment of his or her Account on the form provided by the Administrator and may make subsequent changes to his or her selections in accordance with procedures and forms established by the Committee. Accounts are not actually invested in any Notional Investment Fund(s) and Participants do not have any real or beneficial ownership in any Notional Investment Fund(s). Amounts credited to a Participant’s Account shall be deemed to be invested in the Notional Investment Fund(s) selected by the Participant, and the Account shall be adjusted to reflect any Earnings. Details regarding the applicable Notional Investment Funds will separately be made available to Participants at the time of the election or any subsequent change. In the event the Participant does not make an election with respect to the investment of his Account, the Plan Administrator shall, in its sole discretion, select a default investment for the Participant. The types and number of Notional Investment Funds available at the time of any particular election or otherwise shall be in the Administrator’s sole discretion. The Administrator retains sole authority and discretion for the selection, termination, or other changes or modifications to the Notional Investment Funds.

4.3.Statement of Accounts. Under procedures established by the Administrator, a Participant (or Beneficiary, in the case of a deceased Participant) shall receive a statement with respect to the Participant’s Account at least annually.

4.4.Effect of Distribution. The full distribution of a Participant’s Account shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan. The unvested portion of a Participant’s Account shall be forfeited immediately upon distribution. All distributions and withdrawals of a Participant’s Account shall be made in cash.

4.5.Forfeiture of Account.

(a)Except as otherwise provided in the Plan, any unvested amounts in the Participant’s Account shall be forfeited upon the Participant’s Separation from Service.

(b)Notwithstanding anything in the Plan to the contrary, in the event the Participant is Separated from Service for Cause, the entirety of the Participant’s Discretionary Company Contribution Account and Non-Elective Company Contribution Account, regardless of vesting, may be forfeited and cancelled without payment, as determined in the discretion of the Administrator.

ARTICLE V
DISTRIBUTIONS

5.1.Distributions. Except as otherwise provided herein, a Participant’s vested Account or portion thereof shall be distributed upon the first to occur of the following Distribution Events: (a) In-Service Distribution Date; (b) Separation from Service; (c) death or Disability; (d) an Unforeseeable Emergency; or (e) a Change in Control. Except as otherwise provided in the Plan, a Participant’s Deferral Elections are irrevocable and will apply to the Deferrals to which the Deferral Election relates until the amounts subject to the election are paid in full.

5.2.Form of Payment of Deferrals.

(a)In-Service Distributions. Upon the occurrence of a Participant’s In-Service Distribution Date, all vested amounts in a Participant’s Account that are subject to an In-Service Distribution Election will be distributed in the form elected by the Participant. If a Participant experiences a Distribution Event prior to the occurrence of an In-Service Distribution Date, all amounts subject to an In-Service Election will be distributed in accordance with Section 5.2(b) through (f) of the Plan, as applicable. If a Distribution Event occurs after the Participant attains an In-Service Distribution Date(s), any amounts remaining to be paid with respect to the attained In-Service Distribution Date(s) shall continue to be paid in accordance with the Participant’s In-Service Election(s).

(b)Separation from Service; Disability; Death. Upon the occurrence of a Participant’s Separation from Service (except as provided in Subsection (e) below), Disability, or death, all amounts in a Participant’s Account will be distributed in the form elected by the Participant in the Participant’s Separation from Service Election.

(c)Unforeseeable Emergency. A Participant may submit a written request for a distribution because of an Unforeseeable Emergency. The Administrator will evaluate the Participant’s request taking into account the Participant’s circumstances and the requirements of Section 409A. If approved, the Participant’s vested Account, or that portion of a Participant’s vested Account deemed necessary by the Administrator to satisfy the Unforeseeable Emergency (determined in a manner consistent with Section 409A), plus amounts necessary to pay taxes reasonably anticipated because of the distribution, will be distributed in a single lump sum. In no event shall any portion of a Participant’s Account be distributed pursuant to this Section to the extent that the Participant’s hardship can be relieved: (i) through reimbursement or compensation by insurance or otherwise; or (ii) by liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship.

(d)Change in Control. Upon the occurrence of a Change in Control, all amounts in a Participant’s Account will be distributed in the form elected by the Participant in the Participant’s Change in Control Election, if any.

(e)Separation from Service or Death Following a Change in Control. Upon the occurrence of a Participant’s Separation from Service or death within the twelve (12) month period immediately following the occurrence of a Change in Control, all amounts in a Participant’s Account will be distributed in the form elected by the Participant in the Participant’s Change in Control Separation Election, if any.

(f)Default Election. In the event a Participant fails to make an election with respect to the time and form of payment of Deferrals and Company Contributions for a Plan Year, any Deferrals and Company Contributions for that Plan Year shall be deemed to be distributable upon the Participant’s Separation from Service and payable in a lump sum (unless Section 5.2(c) of the Plan applies).

5.3.Commencement of Distributions.

(a)In-Service Distribution Date. Except as otherwise provided in Section 5.2(a) of the Plan, if a Participant has elected to receive a distribution commencing upon an In-Service Distribution Date, distribution will commence as soon as practicable following the occurrence of the In-Service Distribution Date, and on each anniversary thereafter (in the case of installment payments).

(b)Other Distribution Events. Subject to this Section 5, if a distribution is required upon the occurrence of any Distribution Event other than an In-Service Distribution Date, the distribution will commence as soon as practicable following the Distribution Event, and on each anniversary thereafter (in the case of installment payments).

(c)Distribution Timing. A distribution scheduled for any particular year may occur any time permitted by Treasury Regulation Section 1.409A-3(b) or (d).

5.4.Timing of Valuation. The Administrator shall have the authority and discretion to select a Valuation Date upon which the Participant’s Account will be valued for purposes of determining the amount of a distribution (the “Distribution Amount”). The Administrator shall also have the authority and discretion to select the manner in which the Distribution Amount will be determined on the Valuation Date. The Valuation Date shall be a date that is after the Distribution Event and prior to the latest time permitted by the Plan for distributing the Participant’s Account (or portion thereof). The Participant shall be entitled to the Distribution Amount as determined by the Administrator as of the Valuation Date. Notwithstanding anything to the contrary, in no event shall Distribution Amounts be credited with Earnings after the Valuation Date and prior to the payment date.

5.5.Death Prior to Complete Distribution. Upon the death of a Participant after a Distribution Event other than an In-Service Distribution Date, any unpaid amounts relating to the Distribution Event will be distributed to the Participant’s Beneficiary in a single lump sum as soon as practicable following the Participant’s death. Upon the death of a Participant following the attainment of an In-Service Distribution Date, any unpaid amounts with respect to that In-Service Distribution Date shall continue to be paid in accordance with Section 5.2(a) above.

5.6. Distributions to Specified Employees. Notwithstanding anything contrary in this Plan, if a Participant becomes entitled to a distribution on account of a Separation from Service and is a Specified Employee on the date of the Separation from Service, the distributions shall not commence until the earlier of: (i) the expiration of the six-month period beginning on the date of Participant’s Separation from Service or (ii) the date of Participant’s death. Payments to which a Specified Employee would otherwise be entitled during this 6-month period shall be accumulated and paid, together with Earnings that have accrued during this 6-month delay, during the 7th month following the date of the Participant’s Separation from Service, or, if earlier, within ninety (90) days following the Participant’s death.
5.7.Changes in the Time or Form of Distribution.
(a)Generally. Notwithstanding anything herein to the contrary, the Administrator may permit a Participant to make a subsequent election to change the time and/or form of a distribution a Participant specified in the Participant’s Deferral Election, but only if the following conditions are satisfied:

(1)The election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)A distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(3)The election must be made at least twelve (12) months before the date of the first scheduled distribution.
(b)Administrative Procedures. A change in the time and/or form of distribution shall be made in accordance with procedures established by the Administrator and in accordance with Treasury Regulation Section 1.409A-2(b).

ARTICLE VI
PERMITTED ACCELERATION AND DELAY

6.1.Permitted Accelerations of Payment. Except as otherwise provided herein or permitted by Section 409A, the acceleration of the time or schedule of any distributions under the Plan is prohibited.

(a)Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s Account becomes taxable to the Participant because of a violation of Section 409A prior to receipt, a Participant may file a written request with the Administrator for a distribution of that portion of his Account that has become taxable. Upon the grant of such a request, which grant shall not be unreasonably withheld but shall be in the sole discretion of the Administrator, the Participant shall receive a distribution equal to the taxable portion of his Account (which amount shall not exceed the unpaid balance in Participant’s Account) within ninety (90) days of the date on which the Participant’s request is granted. Such a distribution shall affect and reduce the Participant’s Account.

(b)Compliance with Ethics Laws or Conflicts of Interest Laws. The Administrator is authorized, in its sole discretion, to accelerate the time or schedule of a payment to the extent necessary to avoid the violation of any applicable federal, state, local, or foreign ethics law or conflicts of interest law as provided in Section 409A.

(c)Small Accounts. Upon the Participant’s Separation from Service, the Administrator may, in its sole discretion, distribute in a single lump sum the aggregate amounts credited to the Participant’s Account provided: (i) the payment results in the payment of the Participant’s entire vested interest in his Account and all other Elective Account Balance Plans required to be aggregated with the Participant’s Account pursuant to Section 409A and (ii) the total payment does not exceed $25,000. The Administrator shall notify the Participant in writing if the Administrator exercises its discretion pursuant to this Section.

6.2.Permissible Distribution Delays. Notwithstanding anything in the Plan to the contrary, to the extent permitted by Section 409A, the Administrator is authorized, in its sole discretion, to delay distribution to a Participant:

(a)If the distribution would jeopardize the Company’s ability to continue as a going concern, provided that the delayed amount is distributed in the first calendar year in which the payment would not have such effect.

(b)If the distribution would violate federal securities or other applicable laws, provided that the delayed amount is distributed at the earliest date on which the Administrator reasonably anticipates that the distribution will not cause such violation.

(c) If calculation of the distribution is not administratively practicable due to events beyond the control of the Participant, provided that the delayed amount is paid in the first calendar year in which the calculation of the distribution is administratively practicable.

ARTICLE VII
BENEFICIARY DESIGNATIONS

Each Participant may designate in the form and the manner specified by the Administrator a Beneficiary to receive the payment (if any) due and which remains unpaid at the Participant’s death. The Beneficiary of a married Participant shall be his or her spouse, unless the Participant designates a Beneficiary other than the spouse in the form and the manner prescribed by the Administrator. A Participant may revoke such designation at any time and substitute another Beneficiary. A married Participant may revoke a prior Beneficiary designation in the form and the manner prescribed by the Administrator. No Beneficiary designation (or revocation) shall be effective until it is received and approved by the Administrator. The most recent Beneficiary designation received by the Administrator from the Participant during the Participant’s lifetime shall control the payment of all benefits under the Plan in the event of the Participant’s death. In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to the complete distribution of the Participant’s Account, the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

ARTICLE VIII
ADMINISTRATION

8.1.Administrator. The Administrator shall administer the Plan or may delegate any of its duties to such other person or persons from time to time as it may designate; provided, however, that any such designee shall not vote or act on any matter relating solely to himself or herself.

8.2.Powers and Duties. The Administrator has the authority and sole discretion to construe, interpret and administer all provisions of the Plan to the extent permitted by Section 409A, and shall have all powers necessary to accomplish its purposes, including the following:

(a)determine who is an Eligible Employee and to exclude an otherwise Eligible Employee from participation in the Plan as the Administrator deems advisable;

(b)select, modify, or terminate the Notional Investment Fund(s);

(c)accelerate the vesting of any Company Contributions;

(d)compute and certify the amounts payable to Participants (and Beneficiaries) from their Accounts;

(e)maintain all records that may be necessary for the administration of the Plan;

(f)adopt rules and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(g)resolve any ambiguities and remedy any errors, inconsistencies or omissions;

(h)make all legal and factual determinations; and

(i)take all further actions that the Administrator deems advisable or necessary to administer the Plan. The Company shall pay all expenses and liabilities incurred in connection with the administration of the Plan.

8.3.Agents. The Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist in fulfilling the Administrator’s responsibilities. The Administrator, the Company and the Board may rely upon the advice, opinions, or valuations of any such persons.

8.4.Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan. Neither the Administrator, its delegates, nor the Board shall be personally liable for any good faith action, determination or interpretation with respect to the Plan, and each shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE IX
CLAIMS PROCEDURES
9.1.Generally. The claims procedures of this Article IX of this Plan, including the rules related to requesting a review of a denied claim, must be exhausted prior to initiating any legal action.

9.2.Claims.
(a)Any person who believes that he or she is entitled to a benefit under this Plan shall have the right to file with the Administrator a written notice of claim for the benefit. The decision on the claim shall be made by an agent designated by the Administrator to review and issue a determination on the claim. In the event the claim is denied, a notice of denial shall be furnished to the claimant within 90 days after the notice is filed (and under special circumstances 180 days). Any delay in arriving at a decision shall not affect benefits payable under a granted claim.
(b)The written notice of denial shall set forth:

(1) the specific reason for the denial;

(2) specific reference to the pertinent Plan provisions on which the denial is based;

(3)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; and

(4)an explanation of this Plan’s claim review procedure set forth in Section 9.3 of the Plan, applicable time limits, and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

9.3. Appeals.
(a)Any person who makes a claim that is denied under Section 9.2 of the Plan shall have the right to appeal the denial of his or her claim to the Administrator for a full and fair review at any time within 60 days after the claimant receives written notice of the denial. In the event of an appeal, the Administrator shall afford the claimant or his or her duly authorized representative the opportunity:

(1)to review documents relevant to the claim and be provided, upon request and free of charge, access to all documents relevant to the claim;

(2)to submit issues and comments in writing to the Administrator; and

(3)to discuss such documents and issues with the Administrator.

(b)On review, the Administrator shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(c)The final decision of the Administrator shall be made not later than 60 days after its receipt from the claimant of a request for review, unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review and only after appropriate notice to the claimant of the extension is given before the end of the initial 60-day period.

(d)The decision on review shall be made in writing and shall set forth:

(1)the specific reason(s) for the decision;

(2)the specific references to Plan provisions on which any adverse determination is based;

(3)a description of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

(4)a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

9.4.Limitation on Legal Action. Before legal action may be brought against the Company, all claims procedures in this Article IX must be exhausted. No legal action may be commenced against the Company more than 90 days after the Administrator’s decision on review pursuant to Section 9.3 of the Plan.

ARTICLE X
AMENDMENT OR TERMINATION

10.1.The Board may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any vested amounts allocated to a Participant’s Account at the time of the amendment, modification, suspension or termination without the affected Participant’s written consent.

10.2.In the event that this Plan is terminated, any unvested amounts credited to a Participant’s Account shall be forfeited and any vested amounts credited to a Participant’s Account shall be distributed to the Participant or his or her Beneficiary, as follows:

(a)If the termination is under circumstances described in Treasury Regulation Sections 1.409A-3(j)(4)(ix)(A) (relating to termination upon a corporate dissolution or with approval of a bankruptcy court), 1.409A-3(j)(4)(ix)(B) (relating to plan termination upon a change in control) or 1.409A-3(j)(4)(ix)(C) (relating to a termination unrelated to a downturn in financial health of a service recipient), and the conditions for accelerated distribution to the Participant (or Beneficiary) under the applicable regulation are satisfied, distribution of all such amounts shall be made in accordance with the applicable regulation.

(b)If the termination is not under circumstances described in Treasury Regulation Sections 1.409A-3(j)(4)(ix)(A), 1.409A-3(j)(4)(ix)(B) or 1.409A-3(j)(4)(ix)(C), or the conditions for accelerated distribution to the Participant (or Beneficiary) under any such section are not met, distribution shall be made at the times and in the form as provided under the Plan without regard to the termination of the Plan.

ARTICLE XI
MISCELLANEOUS

11.1.Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.2.Nontransferability. The right of a Participant, Beneficiary, or other person to any payment under this Plan shall not be assigned, alienated, transferred, pledged or encumbered.

11.3.Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives. Any successor shall be deemed substituted for the Company under the terms of this Plan. As used in this Plan, the term “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the Company.

11.4.No Rights as Employee. Nothing contained in this Plan or any documents relating to the Plan shall: (a) affect any Participant’s status as an “at-will” employee of the Company; (b) confer on a Participant any right to continue in the employ of the Company; (c) constitute any contract or agreement of employment; or (d) interfere in any way with the right of the Company to terminate the Participant’s employment at any time, with or without cause.

11.5.Company’s Liability. The Company shall have no obligation to a Participant except as expressly provided in the Plan. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator and the Company.

11.6.Payments to Minors and Incompetents. If any person entitled to any payment under this Plan is, in the judgment of the Administrator, incapable of receiving such payment because of minority, illness, infirmity or other incapacity, the Administrator may pay the amount due such person to a duly appointed legal representative, if there is one, or, if none, to the spouse, children, dependents, or such other persons with whom the person entitled to payment resides. Any such payment shall be a complete discharge of the liability of the Company and the Plan with respect to such payment.

11.7.Tax Withholding. To the extent required by applicable law, the Company shall have the right to withhold from any distributions made to the Participant under the Plan any taxes required to be withheld by the federal, state, or local government in amounts and in a manner to be determined in the sole discretion of the

Company. To the extent permitted by Section 409A, the Administrator may reduce a Participant’s Deferrals and Company Contributions to the extent necessary or appropriate to pay satisfy any federal, state, and local taxes.

11.8.Furnishing Information. A Participant or his Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the distributions hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

11.9.Notice. Any notice or filing required or permitted under the Plan shall be sufficient if in writing and if (a) hand-delivered; (b) sent by certified mail; (c) sent by nationally-recognized overnight courier; or (d) delivered electronically, including by electronic mail. Such notice shall be deemed given as of (i) the date of delivery if hand-delivered or delivered electronically; (ii) as of the date shown on the postmark on the receipt for registration or certification, if delivery is by mail; or (iii) on the first business day after dispatch, if sent by nationally-recognized overnight courier. In the case of the Company, mailed or couriered notices will be addressed to its Support Office, and all notices will be directed to the attention of its Chief People Officer (with copy to General Counsel). In the case of a Participant, mailed or couriered notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

11.10.Status of Plan. The Plan is intended to be an unfunded deferred compensation plan for a select group of executives and highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3), and 401(a)(1).

11.11. General Assets; Trust. All amounts provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Company may establish a trust to hold funds for the payment of any benefits that become due and payable hereunder. However, the Company shall not have any obligation to establish any such trust or other arrangement, and any such trust shall remain subject to the claims of the Company’s general creditors and shall not affect the status of the Plan as an “unfunded” plan for purposes of ERISA and the Code.

11.12.Section 409A Compliance. The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Section 409A and shall be operated and interpreted consistent with that intent. Notwithstanding anything in the Plan to the contrary, distributions of Accounts may only be made under the Plan upon an event and in a manner permitted by Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Notwithstanding the foregoing, no provision of the Plan is intended or shall be interpreted to create any right with respect to the tax treatment of the amounts paid or payable hereunder, and neither the Company nor the Administrator shall under any circumstances have any liability to a Participant, or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Code § 409A, Code § 4999, or otherwise.

11.13.Gender and Number. Except when otherwise indicated by context, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

11.14.Headings. The headings contained in this Plan are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Plan.

11.15.Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

11.16.Applicable Law. To the extent not preempted by ERISA, the Plan shall be construed and administered in accordance with and governed by the laws of the state of Delaware, other than its laws respecting choice of law.

11.17.Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein.

ARTICLE XII
DEFINITIONS

“Account” shall mean, for each Participant, the bookkeeping account maintained by the Administrator that is credited with amounts equal to the portion of the Participant’s Compensation that he or she elects to defer, as well as any credited Company Contributions, and adjustments to reflect deemed Earnings. A Participant’s total account balance under the Plan shall be comprised of the Participant’s Plan Year Account(s), Discretionary Company Contribution Account(s), and Non-Elective Company Contribution Account(s). Each Account may be further divided into any number of sub accounts as determined by the Administrator, including to reflect amounts payable at different times and in different forms.

“Administrator” shall mean the Board or its delegate.

“Beneficiary” shall mean one, some, or all (as the context shall require) of those persons, trusts or other entities entitled to receive payment upon a Participant’s death.

“Board” means the board of directors of Sunbelt Rentals, Inc., as constituted from time to time.

“Bonus” shall mean the annual performance bonus earned by a Participant for services rendered by a Participant.

“Cause” shall have the meaning set forth in an effective employment agreement to which the Participant is a party with the Company, if applicable, or, in the absence of such an employment agreement or definition, shall mean any of the following:

(a)the Participant’s commission of a crime involving fraud, theft, false statements or other similar acts, or commission of any crime that is a felony (or a comparable classification in a jurisdiction that does not use these terms);

(b)the Participant’s willful or grossly negligent failure to perform his or her employment-related duties for the Company, or willful misconduct in the performance of such duties;

(c)the Participant’s material violation of any Company policy as in effect from time to time;

(d)the Participant’s failure to substantially comply with reasonable directives of the Chief Executive Officer of the Company and/or the Board;

(e)the Participant’s chronic absenteeism; willful misconduct, malfeasance, or gross negligence in the performance of Employee’s duties;

(f)the Participant’s engaging in any actions or omissions involving moral turpitude; or illegal use of controlled substances;

(g)the Participant’s engaging in any act or making any statement that impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company;

(h)the Participant’s material breach of any employment agreement, or noncompetition, nondisclosure or nonsolicitation agreement to which the Participant is a party or by which the Participant is bound; or

(i)the Participant’s engaging in any conduct injurious or detrimental to the Company.

The determination as to whether “Cause” has occurred shall be made by the Administrator, and the Administrator shall have the authority to waive the consequences under the Plan of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” Except as otherwise provided in a Participant’s effective employment agreement with the Company, a termination for Cause shall be deemed to include a determination following a Participant’s termination of employment for any reason that circumstances existing prior to such termination for the Company to have terminated such Participant’s employment for Cause; provided that such determination shall be made not later than ninety (90) days following the date on which the Administrator first has actual knowledge of the relevant conduct (and, for avoidance of doubt, if the Administrator undertakes an internal investigation of such conduct, the Administrator shall not be deemed to have actual knowledge of such conduct until the conclusion of such investigation).

“Change in Control” shall mean the occurrence of a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) with respect to Sunbelt Rentals, Inc. or Sunbelt Rentals Holdings, Inc.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Company” shall mean Sunbelt Rentals Inc., or any successor thereto, or any wholly owned subsidiaries or controlled group members of the Company, as defined in Section 414(b), (c) or (m) of the Code, that is designated as a participating company in the Plan by the Board.

“Company Contribution” means a Discretionary Company Contribution and a Non-Elective Company Contribution.

“Compensation” shall mean a Participant’s Salary and Bonus.

“Deferral Amount(s)” or “Deferral” shall mean that portion of a Participant’s Compensation, as determined by the Administrator, that a Participant irrevocably elects to have, and is deferred, for any one Plan Year.

“Deferral Election” shall mean an Eligible Employee’s election during the Open Enrollment Period to defer a portion of his or her Compensation under the Plan, and the election of the time and form of payment of any Deferral and Company Contribution relating to the Plan Year, on the form and in the manner prescribed by the Administrator and required by the terms of the Plan. In making a Deferral Election each Plan Year, the Eligible Employee shall make a Separation from Service Election and may make an In-Service Election, Change in Control Election, and/or a Change in Control Separation Election.

“Disability” or “Disabled” shall mean that a Participant is determined to be to be disabled under the Company’s long-term disability plan applicable to the Participant.

“Discretionary Company Contribution” shall mean the contribution that may be credited to a Participant’s Discretionary Company Contribution Account from time to time by the Company in its sole discretion on behalf of a Participant.

“Discretionary Company Contribution Account” shall mean an Account established for a Participant in accordance with Section 4.1(b) of the Plan.

“Distribution Event” shall mean an In-Service Distribution Date, a Separation from Service, death or Disability, a Change in Control, or, in the sole discretion of the Administrator, a determination regarding the occurrence of an Unforeseeable Emergency.

“Earnings” shall mean, for each Notional Investment Fund, an amount equal to the rate of gain or loss on the assets of such Notional Investment Fund (net of applicable fund and investment charges) as of each Valuation Date and credited to a Participant’s Account pursuant to Section 4.2.

“Elective Account Balance Plan” shall mean “elective account balance plan” within the meaning of Section 409A.

“Eligible Employee” shall mean a Vice President or above or similar level Employee of the Company selected by the Administrator, in its sole discretion, as eligible to participate in the Plan and notified of such in writing. An

Eligible Employee must be deemed as actively employed by the Administrator on such date as the Administrator shall specify, which date shall be no later than the first day of the Open Enrollment Period. The Administrator may exclude an otherwise Eligible Employee from participation in the Plan as it deems advisable in its sole and absolute discretion.

“Employee” shall mean a person who is a common-law employee of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“In-Service Distribution Date” shall mean the date(s) elected by the Participant to receive a distribution of all or a portion of the vested Participant’s Account while employed by the Company. In no event will the In-Service Distribution Date occur prior to the third calendar year following the year to which the Deferrals relate. For the avoidance of doubt, 2029 shall be the earliest In-Service Distribution Date with respect to any Deferrals during 2026.

“In-Service Election” shall have the meaning set forth in Section 3.1(a)(5) of the Plan.

“Non-Elective Company Contribution” shall mean a contribution that may be credited to a Participant’s Non-Elective Company Contribution Account from time to time by the Company in its sole discretion on behalf of the Participant.

“Non-Elective Company Contribution Account” shall mean an Account established for a Participant in accordance with Section 4.1(c) of the Plan.

“Notional Investment Fund(s)” means the investment fund(s) selected by the Administrator for the hypothetical investment of Accounts. The Administrator, in its sole discretion, may permit Participants to designate one or more Notional Investment Fund(s) for the hypothetical investment of their Accounts and it may change, discontinue, or add to the Notional Investment Fund(s) made available under the Plan at any time in its sole discretion.

“Open Enrollment Period” means the annual period established by the Administrator during which an Eligible Employee may elect to enroll in the Plan or to change elections relating to the rate at which they wish to defer Compensation under the Plan.

“Participant” shall mean an Eligible Employee (or former Eligible Employee) who elects (or elected) to participate in the Plan by filing a Deferral Election and whose Account has not been fully distributed.

“Plan” shall mean The Executive Nonqualified Excess Plan of Sunbelt Rentals, Inc., as may be amended from time to time.

“Plan Year” shall mean a calendar year.

“Plan Year Account” shall mean an Account established for a Participant for each Plan Year in accordance with Section 4.1(a) of the Plan.

“Retirement Age” means the Participant’s attainment of age 65.

“Salary” shall mean the Eligible Employee’s annual rate of base pay paid by the Company, before any reduction pursuant to Code Sections 125, 132(f)(4) or 401(k). Salary does not include overtime compensation, if any, bonuses, incentive awards, expense reimbursements, allowances, commission payments, benefits, imputed income, or payment of stock options or other payments of a similar nature.

“Section 409A” means both Section 409A of the Code and Treasury Regulations Section 1.409A-1 et seq., as they both may be amended from time to time, and other guidance issued by the Treasury Department and the Internal Revenue Service thereunder.

“Separation from Service” shall mean a termination of employment within the meaning of Treasury Regulations Section 1.409A-1(h) and other applicable guidance with the Company.

“Specified Employee” shall mean a “specified employee” within the meaning of Section 409A of the Code (and as applied according to the methodology and procedures established by the Company).

“Unforeseeable Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of a Participant that would result in severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator.

“Valuation Date” means the last day of each Plan Year or such other dates as specified by the Administrator.

“Year of Service” means each full year during which the Eligible Employee is employed by the Company, measured from the Eligible Employee’s date of hire and each anniversary thereof. The Administrator may credit an Eligible Employee with additional Years of Service in its discretion, including to reflect the Eligible Employee’s period of employment with a predecessor of the Company, including a predecessor acquired in a stock or asset transaction. An Eligible Employee’s Years of Service accrued prior to termination of employment will be credited upon rehire.

SUNBELT RENTALS, INC.

By: /s/ Alex Pease      Name: Alex Pease Title: EVP-CFO Date: December 31, 2025